Exhibit 10.92

RIGHT OF FIRST REFUSAL AGREEMENT

This Right of First Refusal (“ROFR”) is entered into between UFA Renewable Energy Fund I, LLC (“UFAREF”) and Hoku Solar, Inc. (“Hoku”) as of December 19, 2008.  In consideration for providing the tax equity (subject to UFAREF final investment committee approval) for the Hawaii Department of Transportation solar project, Hoku grants a right of first refusal to UFAREF on its future solar projects to be installed during calendar years 2009 and 2010.

In regard to the right of first refusal, Hoku will provide investment packages exclusively to UFAREF prior to offering them to other potential investors, and UFAREF will have a period of 21 days (the “Offer Period”) to determine whether it wishes to pursue such investment.     Should Hoku materially alter the investment opportunity, Hoku shall re-submit the offer to UFAREF (and UFAREF will review within the Offer Period).

UFAREF agrees that:
1)
in responding to any proposed investment package, and for Hoku to be bound by any UFAREF offer to provide financing, UFAREF will need to provide competitive, market-rate investment terms that can be verified as such by Hoku’s chosen nationally-recognized law or accounting firm; and

2)
it will respond in writing with its determination of whether to pursue any proposed investment within the Offer Period, subject to having received all information reasonably necessary to make an initial investment decision.  Such response does not convey UFAREF investment committee approval, but only the intent to diligently pursue obtaining such approval.

Failure of UFAREF to (A) respond in writing that it intends to pursue the proposed investment within the Offer Period; or (B) obtain investment committee approval within an additional thirty (30) days after its acceptance of the proposed investment, shall be deemed a waiver of its ROFR as to that investment opportunity (but not future investment opportunities).

Should UFAREF not comply with the above terms, Hoku may terminate this ROFR on 30 days’ written notice to UFAREF (unless UFAREF cures within that time).

UFA Renewable Energy Fund I, LLC		Hoku Solar, Inc.

By:	/s/ Chris Hasle
Name:	Chris Hasle	By:	/s/ Scott Paul
Title:	Senior Vice President	Name:	Scott Paul
		Title:	Chief Operating Officer